Market Concepts, LLC (mConcepts)

CODE OF ETHICS

(Adopted January 1, 2009)

(As Amended December 7, 2012)

1.1

Overview

This Code of Ethics is based on the principle that every director, officer and employee of Market Concepts, LLC (“mConcepts”) is to place the interests of the clients of mConcepts before his or her own personal interests at all times.  Each director, officer and employee is to avoid any actual or potential conflicts of interest with mConcepts in all personal securities transactions.  Each director, officer and employee is to comply with the provisions of this Code of Ethics in all his or her personal securities transactions.

Questions concerning this Code of Ethics should be directed to mConcepts’ Chief Compliance Officer.

1.2

Definitions

1.

“Access Person” means:

Any Supervised Person of mConcepts who, in connection with his/her regular functions or duties, is regularly in a position to obtain nonpublic information regarding the purchase or sale of securities for, or nonpublic information regarding the portfolio holdings of, any Client.

2.

“Advisory Person” means:

a.

Any Portfolio Manager of any Client; and

b.

Any Supervised Person of mConcepts who, in connection with his/her regular functions or duties, makes, participates in, or executes the purchase or sale of a security for a Client.

A person does not become an “Access Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity.  All Advisory Persons are also Access Persons.  However, not all Access Persons are Advisory Persons.

3.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

4.

“Beneficial Ownership” has the same meaning as set forth in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  For purposes of this policy, “Beneficial Ownership” includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household and securities over which a person has discretionary authority outside of his ordinary course of business.

5.

“Client” means any person or entity for which mConcepts acts as an investment adviser pursuant to a written agreement for such services.

6.

“Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the “1940 Act”).  In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7.

“Covered Security” has the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940.

8.

“Fund” means any separate series of any open-end registered management investment company which is a mConcepts Client.

9.

“Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940.  In summary, a supervised person is any officer, director, partner, or employee of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser’s supervision and control.

1.3

Standards of Conduct

mConcepts believes all its Supervised Persons have a duty of utmost good faith to act solely in the best interests of the Firm's clients.  mConcepts believes this fiduciary duty compels all its Supervised Persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this Code of Ethics, and represents mConcepts’ core expectations related to any activities of all its Supervised Persons.

Personal Conduct

1.

Acceptance of Gifts

Supervised Persons may not accept in any calendar year gifts with a value of more than $100 from any person (“donor”) that does business with or on behalf of mConcepts.  This restriction does not apply to gifts in the form of an occasional meal, a ticket to a sporting event, theater or comparable entertainment, or an invitation to golf or to participate in similar sporting activities for such person and his guests so long as (1) such gifts are neither so frequent nor so extensive as to raise any question of impropriety and (2) such gifts are not preconditioned on the donor obtaining or maintaining a specified level of business with mConcepts.

2.

Service as Director for an Outside Company

Advisory Persons may not serve on the Board of Directors of a publicly traded company without the express prior written approval of mConcepts’ Chief Compliance Officer.  Such approval shall be based upon an express finding by the Chief Compliance Officer that such service shall not be likely to result in a conflict of interest with mConcepts and the person.

1.4

Personal Securities Trading Policy

1.

Prohibited Transactions

Access Persons may not execute a personal securities transaction in any Covered Security, except as permitted below.

2.

Permitted Transactions

Access Persons may purchase shares of a Fund if the Access Person obtains the prior express written permission of mConcepts’ Chief Compliance Officer.  Once approved, the pre-clearance authorization is effective for two trading days.  Failure to execute the transaction within that two-day period will void the pre-clearance approval.

Access Persons who had a beneficial interest in Covered Securities at the time they became subject to this Code of Ethics are allowed to maintain such interests, but may not add to such positions.  Sales of such holdings may be made at any time upon receipt of the prior express written permission of mConcepts’ Chief Compliance Officer.  Once approved, the pre-clearance authorization is effective for two trading days.  Failure to execute the transaction within that two-day period will void the pre-clearance approval.

Access Persons must obtain the prior express written permission  before engaging in any Personal Securities Transaction in an Initial Public Offering (“IPO”) or Private Securities Purchase.  For the purposes of clarity, mConcepts does not participate in IPO's and/or Private Securities Transactions.

3.

Restrictions on Short Term Trades

Advisory Persons may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days of the initial transaction in the security (“short-term trade”).

1.5

Reporting Requirements

1.

Quarterly Transaction Reports

Not later than 30 calendar days following the end of each calendar quarter, Access Persons must submit to the Chief Compliance Officer a report listing all personal securities transactions executed by the Access Person during the previous calendar quarter.  Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, so long as the Chief Compliance Officer is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter.  If an Access Person effected no transactions during the applicable quarter, he/she shall file a report so indicating.

Information to be included on the quarterly transaction report is as follows:

(a)

Trade Date

(b)

Security Name

(c)

Ticker Symbol, CUSIP number, interest rate and maturity date (as applicable)

(d)

Number of Shares or Par

(e)

Type of Transaction (Purchase, Sale or Other)

(f)

Price

(g)

Principal Amount

(h)

Broker Name

(i)

Account Number

(j)

Date of Report

The following transactions are not required to be reported:

(a)

Transactions effected through an Automatic Investment Plan so long as the investment allocation was determined in advance of the actual trade; and

(b)

Transactions that duplicate information contained in brokerage trade confirmations or account statements received by mConcepts’ CCO no later than 30 days following the applicable calendar quarter.

2.

Initial & Annual Holdings Reports

All Access Persons are required to provide a report of all personal securities holdings to mConcepts’ Chief Compliance officer within 10 calendar days of becoming an Access Person.  All Access Persons are further required to provide a report of all personal securities holdings to mConcepts’ Chief Compliance officer not later than 45 calendar days after each calendar year end.  Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting.  The report is to be current as of a date not more than 45 calendar days prior to submission of the report and must contain the following information:

(a)

Security Name

(b)

Ticker Symbol or CUSIP number

(c)

Number of Shares or Par

(d)

Principal Amount

(e)

Broker or Bank Name

(f)

Date of the Report

3.

Disclaimer of Ownership

A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported security.

4.

Submission of Duplicate Confirmations and Periodic Statements

Each Access Person must arrange for duplicate copies of trade confirmations and periodic statements of brokerage accounts to be sent to mConcepts’ Chief Compliance Officer.

1.6

Record Keeping Requirements

mConcepts’ Chief Compliance Officer or his authorized designee will keep the applicable records regarding this Code of Ethics for the number of years as required in the Advisers Act.

1.7

Certifications

1.

Annual Certification

Each Supervised Person will certify annually that:

(a)

He or she has read and understands the Code of Ethics and recognizes that he or she is subject to its provisions; and

(b)

He or she has complied with the applicable provisions of the Code of Ethics and has reported all personal securities transactions required to be reported under Section 1.5 A of the Code.

(c)

If an Access Person, he/she has provided a list of the title, number of shares and principal amount of all securities in which he/she has any direct or indirect beneficial ownership no later than ten days after he/she became an access person and annually thereafter within 45 days of year-end; and

(d)

If an Access Person, he/she has provided the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

1.8

Reporting of Violations

mConcepts takes the potential for conflicts of interest caused by personal investing very seriously.  Accordingly, persons that become aware or a violation of the Code are required to promptly report such violation to mConcepts’ Chief Compliance Officer.  Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions.

1.9

Sanctions

mConcepts management may impose whatever sanctions it deems appropriate upon any person who violates the Code of Ethics. In addition, mConcepts management may impose whatever sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code of Ethics, is part of a plan or scheme to evade the provisions of the Code of Ethics. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and/or disgorgement of profits from prohibited or restricted transactions.

2.0

Review and Supervisory Reporting

1.

Review Procedures

(a)

The Chief Compliance Officer shall review such reports, including the initial holdings reports, the annual holdings reports and the quarterly transaction reports, to detect conflicts of interest and abusive practices.  The Principal Executive Officer will also review all such reports.  All reports submitted by the Chief Compliance Officer will be reviewed by the Principal Executive Officer, and all reports submitted by the Principal Executive Officer will be reviewed by the Chief Compliance Officer.

(b)

The Chief Compliance Officer and the Principal Executive Officer shall review the operation of this Code of Ethics at least once a year.

2.

Reporting Procedures

(a)

The Chief Compliance Officer shall promptly report to mConcepts’ Principal Executive Officer: (a) any transactions that appear to be violations of the prohibitions contained in this Code; (b) any apparent violations of the reporting requirements contained in this Code; and (c) any procedures or sanction imposed in response to a violation of this Code, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of the profits.

(b)

At least once a year, the Chief Compliance Officer shall prepare a written report to mConcepts’ Principal Executive Officer.  Such report shall: (a) summarize existing procedures concerning personal investing and any changes in either code's policies or procedures during the past year; (b) describe any issues arising under the Code since the last report, including but not limited to information about material violations and sanctions imposed in response to material violations; (d) furnish an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions, policies or procedures based upon the Chief Compliance Officer's experience, evolving industry practices, or developments in applicable laws or regulations; and (e) certify that mConcepts has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.